Exhibit 99.1

Visualant’s New Patent Creates Opportunity for “Invisible Bar Codes”

Large Market for Secure and Dense Automatic Identification and Data Capture

Seattle, WA. – (November 21, 2012) Visualant, Inc. (OTCBB: VSUL) – an industry-leading provider of chromatic-based identification and diagnostic solutions, announced today that it received its seventh patent on its ChromaID™ technology.  Encoding information in machine-readable symbols like barcodes and other 2D codes are used throughout industry to track material movements, machine operations, health records, and other important assets throughout the world’s manufacturing and service industries.  These industries have an ever increasing need for encoding additional data into these codes.   Visualant’s technology can meet these industry needs.

Visualant’s latest patent adds a new element to the encoding process by leveraging the Visualant ChromaID  scanner’s ability to recognize differences in molecular and atomic structures allowing new data to be added using conventional printing processes without changing the visual appearance of today’s codes.

Visualant’s ChromaID technology was invented when Dr. Thomas Furness, a professor at the University of Washington and pioneer in the field of virtual reality, recognized that every material exhibited a unique light signature when stimulated by visible and invisible structured coherent light sources. Adding additional materials in specific patterns can be detected using the ChromaID technology adding a new dimension of data density, very similar to the way microdots can hide large amounts of information in “plain sight”. This allows the symbols to be easily incorporated into almost any document or on any good (e.g.¸ fabric of high value clothing, handbags, shoes.) In other words, the counterfeiter cannot counterfeit or modify what he cannot see!

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,888,207 and is entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols.”

Ron Erickson, Visualant Founder and CEO, stated, “We believe the “invisible bar code” application of the Visualant ChromaID technology covered by this patent has significant potential in the marketplace.  The automatic identification and data capture industry requires ever greater information density and security.  Visualant’s ChromaID technology provides both at a low cost and in very flexible form factor.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s new website at www.visualant.net.

Visualant Press Contacts:

Hal Bringman

Email      hal@nvpr.com

Desk      +1 (206) 299-0622 ext 801

Mobile  +1 (310) 210-8011, Skype halbringman